Exhibit 5.1 and 23.2

[LETTERHEAD OF GREENBERG TRAURIG, P.A.]

July 6, 2007

World Fuel Services Corporation

9800 N.W. 41st Street, Suite 400

Miami, Florida 33178

Ladies and Gentlemen:

We have acted as counsel for World Fuel Services Corporation, a Florida corporation (the “Company”), in connection with the Company’s preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 1,689,410 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, to be offered pursuant to the World Fuel Services Corporation 2006 Omnibus Plan (the “Plan”).

In connection therewith, we have examined originals or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the By-Laws of the Company, (ii) the Plan, (iii) minutes of the meetings of the Board of Directors and shareholders of the Company adopting and approving the Plan and (iv) the Registration Statement. In addition, we have examined such other documents and matters of law as we have deemed relevant for the purpose of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, we are of the opinion that each of the Shares, when issued and sold in the manner, and in accordance with the terms, described in the Plan, will be validly issued, fully paid and non-assessable under Florida law as in effect on the date hereof.

We express no opinion herein as to the laws of any state or jurisdiction other than the federal securities laws of the United States of America and the substantive laws of the state of Florida, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.

GREENBERG TRAURIG, P.A.